Exhibit 99.1

Osteologix, Inc. 4415 Cox Road Glen Allen, Virginia 23060
Press Release
Osteologix Announces Financing
Glen Allen, VA, January 4, 2010 — Osteologix, Inc. (OTCBB: OLGX) today announced that it has entered into a securities purchase agreement for a $1 million private placement of its common stock.
On December 29, 2009, Osteologix entered into a securities purchase agreement with Nordic Biotech Opportunity Fund K/S, an affiliate of Nordic Biotech K/S, the Company’s largest shareholder, for the sale of 1,992,448 shares of common stock for an aggregate purchase price of $1,000,000, or approximately $0.5019 per share, the 10-day volume weighted average closing price of Osteologix’s common stock as of the end of trading on December 28, 2009, and a related registration rights agreement. Osteologix expects the financing, which is a private placement exempt from registration under the Securities Act of 1933, to close on or about January 7, 2010, subject to satisfaction of certain customary closing conditions.
In connection with the financing John M. Barberich was appointed a director and Chairman of the Board of Directors of the Company on December 29, 2009. Mr. Barberich has been a consultant to biotech related companies since 2003 and since September 2005 has been a Financial Advisor to Nordic Biotech Advisors ApS, a firm that provides investment advisory services to Nordic Biotech K/S and Nordic Biotech Opportunity Fund, security holders in the Company. Prior to 2003, Mr. Barberich served as Vice President and Chief Financial Officer of three biopharmaceutical companies: Omrix Biopharmaceuticals (now part of Johnson & Johnson), Scriptgen Pharmaceuticals (now known as Anadys Pharmaceuticals) (NASDAQ: ANDS) and ACADIA Pharmaceuticals (NASDAQ: ACAD).
Concurrent with the Mr. Barberich’s appointment, Christian Hansen, Florian Schönharting and Christopher B. Wood resigned as directors. Nordic Biotech retains the right to appoint two additional board members.
Christian Hansen, Partner of Nordic Biotech stated, “Nordic Biotech is fully committed to Osteologix and we are very pleased with advances at the Company.”
The foregoing description of the financing is only a summary and is qualified in its entirety by reference to the securities purchase and registration rights agreements, copies of which are filed as exhibits Osteologix’s Current Report on Form 8-K, filed today with the SEC.
The securities sold and issued in connection in the financing have not been registered under the Act or any state securities laws and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from the registration requirements.

Osteologix, Inc. 4415 Cox Road Glen Allen, Virginia 23060
Press Release
About Osteologix
Osteologix is a specialty pharmaceutical company committed to developing innovative therapies for the treatment and prevention of diseases of bone and joint tissues. Its lead product candidate, NB S101, is a novel pharmaceutical agent for the treatment and prevention of osteoporosis. Osteologix has completed a Phase II clinical trial of NB S101 that demonstrated the ability of NB S101 to reduce markers of bone resorption and increase bone mineral density and also included a comparison of NB S101 (strontium malonate) to Proteolos (strontium renalate) marketed by Les Labortories Servier. Osteologix’s strategy is to develop its once-daily strontium tablet for the osteoporosis market by entering into Development and Marketing partnerships with regional or global pharmaceutical companies. The Company currently believes that they should be able to obtain regulatory approval and launch the product in Europe in early 2012, and on a later date in the United States and Japan.
Safe Harbor Statement:
To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the anticipated closing of the financing described in this press release, and statements about the potential development of NB S101, Osteologix’s ability to enter into development and marketing partnerships or the ability of the company or its development partners to obtain regulatory approval. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or assumed in such forward-looking statements, including, without limitation, uncertainties about the closing of the financing, our ability to raise sufficient capital to continue development of NB S101; our ability to enter into development and marketing partnership agreements with third parties or of such third parties to obtain regulatory approval for NB S101; our or any third party licensee’s ability to reach agreement with the United States Food & Drug Administration regarding the design of our Phase III clinical trials for NB S101; our ability to conduct and successfully complete clinical trials of NB S101 and obtain approval to market this product; potential success and introduction of competing products; effectiveness of our efforts to protect our intellectual property rights; decisions made by holders of third party patent rights; listing standards of national stock exchanges; general economic conditions; changes in government regulations and administrative procedures; changes in our business strategy; fluctuations of interest rates and credit markets. Additional factors that could cause actual results to differ materially are included under the heading “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement or risk factor. You should consult the risk factors listed in our Annual Report on Form 10-K and from time to time in our Quarterly Reports on Form 10-Q.
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Contact:
Baxter Phillips, III
804.747.6026